UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2010

UNITED STATES LIME & MINERALS, INC.
 (Exact name of registrant as specified in its charter)

TEXAS	000-4197	75-0789226
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 LBJ FREEWAY, SUITE 230, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 991-8400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On June 1, 2010, United States Lime & Minerals, Inc. (the “Company”) entered into a fourth amendment to its credit agreement, dated as of June 1, 2010 (the “Amendment”), with Wells Fargo Bank, N.A., as administrative agent (the “Lender”). A description of the Amendment is included below under ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT and is hereby incorporated by reference in response to this Item.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The Company entered into the Amendment primarily to remove or reduce certain restrictions contained in the Credit Facilities (defined below) and to extend, by more than three years to June 1, 2015, the maturity date of the $30 million revolving credit facility portion of the Credit Facilities (the “Revolving Facility”). In addition to the Revolving Facility, the credit agreement includes a ten-year $40 million term loan (the “Term Loan”) and a ten-year $20 million multiple draw term loan (the “Draw Term Loan”), both due on December 31, 2015 (collectively, together with the Revolving Facility, the “Credit Facilities”). In return for these improvements, the Company agreed to increase the commitment fee for the Revolving Facility, increase the interest rate margins on existing and new borrowings, reduce the Company’s maximum Cash Flow Leverage Ratio (defined below) and pay a $100 thousand amendment fee.
The Amendment removed from the Credit Facilities: (1) the annual $10 million maximum non oil and gas-related capital expenditures limitation; (2) the $40 million maximum acquisition limitation over the life of the Credit Facilities; and (3) the annual $1.5 million maximum dividend restriction. In addition, pursuant to the Amendment, the Company may now purchase, redeem or otherwise acquire shares of its common stock so long as its pro forma Cash Flow Leverage Ratio (defined below) is less than 3.00 to 1.00 and no default or event of default exists or would exist after giving effect to such stock repurchase. The Amendment extended the maturity date of the Revolving Facility to June 1, 2015; previously, the maturity date for the Revolving Facility was April 2, 2012.
As a result of the Amendment, the Revolving Facility commitment fee was increased to a range of 0.250% (previously 0.200%) to 0.400% (previously 0.350%). In addition, the Credit Facilities will now bear interest, at the Company’s option, at either LIBOR plus a margin of 1.750% (previously 1.125%) to 2.750% (previously 2.125%), or the Lender’s Prime Rate plus a margin of 0.000% (previously minus 0.500%) to plus 1.000% (previously plus 0.375%). The Revolving Facility commitment fee and the interest rate margins will be determined quarterly in accordance with a pricing grid based upon the Company’s Cash Flow Leverage Ratio, defined as the ratio of the Company’s total funded senior indebtedness to earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) for the twelve months ended on the last day of the most recent calendar quarter, plus pro forma EBITDA from any businesses acquired during the period. As of June 1, 2010, the Revolving Facility commitment fee increased to 0.250% (from 0.200% without the Amendment), and the LIBOR margin increased to 1.750% (from 1.125% without the Amendment). Lastly, the Amendment reduced the Company’s maximum Cash Flow Leverage Ratio to 3.25 to 1 (previously 3.50 to 1).
The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference in response to this Item.
The Amendment did not amend the security agreement, dated August 25, 2004, pursuant to which the Credit Facilities continue to be secured by the Company’s existing and hereafter acquired tangible assets, intangible assets and real property. The Amendment also did not amend the Company’s interest rate hedges with respect to the outstanding balances on the Term Loan and the Draw Term Loan that the Company has entered into with the Lender as counterparty to the hedges. As a result of the Amendment, and based on the current LIBOR margin of 1.750%, as of June 1, 2010 the Company’s interest rates are: 6.445% on the outstanding balance of the Term Loan; 6.625% on 75% of the outstanding balance of the Draw Term Loan; and 7.250% on the remaining 25% of the outstanding balance of the Draw Term Loan.
As of June 1, 2010, the Company’s outstanding balances were $25.8 million and $14.6 million on the Term Loan and Draw Term Loan, respectively. The Company also had $322 thousand of letters of credit issued under the Revolving Facility, but no cash draws.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
10.1
Fourth Amendment to Credit Agreement, dated as of June 1, 2010, among United States Lime & Minerals, Inc., each lender from time to time a party thereto, and Wells Fargo Bank, N.A., as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, United States Lime & Minerals, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2010	UNITED STATES LIME & MINERALS, INC.
	By:	/s/ M. Michael Owens
M. Michael Owens, Vice President and
Chief Financial Officer

UNITED STATES LIME & MINERALS, INC.
EXHIBIT INDEX

Exhibit
Number	Exhibit

10.1
Fourth Amendment to Credit Agreement, dated as of June 1, 2010, among United States Lime & Minerals, Inc., each lender from time to time a party thereto, and Wells Fargo Bank, N.A., as administrative agent.